                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

      ----------------------------------------------------------------


                                  FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Sonoma Valley Bancorp
            (Exact name of registrant as specified in its charter)



         California                             68-0142534
         ----------                             ----------
(State or other jurisdiction of               (I.R.S. Employer
 incorporation or organization)                Identification No.)




                 202 West Napa Street, Sonoma, California 95476
                    (Address of Principal Executive Offices)


                Sonoma Valley Bancorp 2002 Equity Incentive Plan
                           (Full title of the plans)



                                Mel Switzer, Jr.
                              202 West Napa Street
                            Sonoma, California 95476
                     (Name and address of agent for service)


                                 (707) 935-3200
           (Telephone number, including area code, of agent for service)


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                         CALCULATION OF REGISTRATION FEE

========================= ======================= ======================= ======================= ======================
Title of each class of                               Proposed maximum        Proposed maximum
securities to be               Amount to be         offering price per      aggregate offering          Amount of
registered                      registered                share                   price             registration fee
------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Common Stock                      74,712                $24.25(1)               $1,811,766               $166.69
underlying 2002 Equity
Incentive Plan reserved
for future issuance
========================= ======================= ======================= ======================= ======================

(1) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low price per share of the common stock of the Registrant on May 13, 2002, as reported by the Over the Counter Bulletin Board.

                                PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission rules and regulations allow us to "incorporate by reference" the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

(1) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

(2) Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002; and

(3)  Registrant's Proxy Statement for the Annual Meeting held on May 14, 2002.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and will be made a part of it from the date of filing with the Securities and Exchange Commission.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4. Description of Securities.

     The Registrant is authorized by its Articles of Incorporation to issue Ten Million (10,000,000) shares of common stock, no par value. As of April 29, 2002, there were 1,330,223 shares of common stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Shareholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore, and share pro rata in any distributions to shareholders upon liquidation. Shareholders have no conversion, preemptive or subscription rights. All of the common stock underlying the 2002 Equity Incentive Plan will be validly issued, fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers.

     Sections 204 and 317 of the California Corporations Code (the "Corporations Code") permit indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California Law.
Article V of the Registrant's Articles states that the Registrant may provide indemnification of its agents, including its officers and directors, for breach of duty to the Registrant in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits set forth in
Section 204 of the Corporations Code. Article VII of the Bylaws provides that the Registrant shall, to the maximum extent and in the manner permitted in the Corporations Code, indemnify each of its agents, including its officers and directors, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the Registrant.

     Pursuant to Section 317 of the Corporations Code, the Registrant is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee, or other agent of the Registrant or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, has no reasonable cause to believe the conduct of such person was unlawful. In addition, the Registrant may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee, or other agent of the Registrant or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person believed to be in the best interest of the Registrant and its shareholders. The Registrant may advance expenses incurred in defending any proceeding prior to final disposition upon receipt of an undertaking by the agent to repay that amount if it shall be determined that the agent is not entitled to indemnification as authorized by Section 317. In addition, the Registrant is permitted to indemnify its agents in excess of Section 317.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number          Description of Exhibit
-------------           ----------------------
    3.1                 Articles of Incorporation(1)

    3.2                 Bylaws(1)

    4.1                 2002 Equity Incentive Plan(2)

    5.1                 Opinion of Bartel Eng & Schroder dated May 17, 2002

   23.1                 Consent of Bartel Eng & Schroder
                        (contained in Exhibit 5.1)

   23.2                 Consent of Richardson and Co., Independent Auditors

(1) Incorporated by reference from the Registrant's Form S-8 filed on May 5, 2001 (File No. 33-62294).

(2) Incorporated by reference from the Registrant's Proxy Statement for the meeting held on May 14, 2002 (File No. 000-31929).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which the Registrant offers or sells securities, a post-effective amendment to this registration statement to:

              *                *                 *                 *

               (iii)Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

              *                *                 *                 *

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than for the payment of expenses by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sonoma, State of California.

                                SONOMA VALLEY BANCORP
                                a California corporation


Dated: May 14, 2002             By: /S/ Mel Switzer, Jr.
       -------------                -----------------------------------
                                    Mel Switzer, Jr.,
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.



Dated: May 14, 2002             By: /S/ Mel Switzer, Jr.
       -------------                ----------------------------------
                                    Mel Switzer, Jr.
                                    President and Chief Executive Officer
                                    and Director
                                    (Principal Executive Officer)


Dated:                          By:
       -------------                ----------------------------------
                                    Suzanne Brangham, Director


Dated: May 14, 2002             By: /S/ Robert J. Nicholas
       -------------                ----------------------------------
                                    Robert J. Nicholas, Director


Dated: May 14, 2002             By: /S/ Dale T. Downing
       -------------                ----------------------------------
                                    Dale T. Downing, Director


Dated: May 14, 2002             By: /S/Angelo C. Sangiacomo
       -------------                ----------------------------------
                                    Angelo C. Sangiacomo, Director

Dated:                          By:
       -------------                ----------------------------------
                                    Frederick H. Harland, Director


Dated: May 16, 2002             By: /S/ J.R. Stone
       -------------                ----------------------------------
                                    J.R. Stone, Director


Dated: May 14, 2002             By: /S/ Robert B. Hitchcock
       -------------                ----------------------------------
                                    Robert B. Hitchcock, Director


Dated:                          By:
       -------------                ----------------------------------
                                    Gerald J. Marino, Director


Dated: May 15, 2002             By: /S/ Harry Weise
       -------------                ----------------------------------
                                    Harry Weise, Director


Dated: May 17, 2002             By: /S/ Gary D. Nelson
       -------------                ----------------------------------
                                    Gary D. Nelson, Director


Dated: May 14, 2002             By: /S/ Mary Quade Dieter
       -------------                ----------------------------------
                                    Mary Dieter,
                                    Executive Vice President, Chief Operating
                                    Officer and Chief Financial Officer
                                    (Principal Accounting Officer and
                                    Principal Financial Officer)